EXHIBIT 10.1

SOBR SAFE, INC. EXECUTIVE EMPLOYMENT AGREEMENT

THIS SOBR SAFE, INC. EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on March 1, 2025, by and between SOBR Safe, Inc. (“SOBRSafe” or, the “Company”) and Christopher Whitaker (the “Executive”).  SOBRSafe and the Executive will be referred to below collectively as the “Parties” and each individually as a “Party.”  In order to avoid any conflicts of interest in the Executive acting both in an individual capacity and as Chief Financial Officer on behalf of SOBRSafe, under this Agreement, all decisions of SOBRSafe to be made under this Agreement shall be determined by and made at the direction of David Gandini, Chairman of the Board of Directors and Chief Executive Officer (the “CEO”). Notwithstanding the foregoing, the Executive shall maintain normal day-to-day activities for the Company.

RECITALS

WHEREAS, it is the desire of the Company to assure itself of the services of the Executive and wishes to continue employment of the Executive as its Chief Financial Officer, and adding the title and responsibilities of Executive Vice President of Business Operations and Marketing, and the Executive desires to serve SOBRSafe in such capacity on the terms and conditions provided herein;

WHEREAS, SOBRSafe and the Executive desire to reduce their agreement to the terms, conditions and understandings of the Executive’s employment contained herein and  agree to the terms and condition of Sections 7, 8, 9, 10, 11, and 12 which are material and essential condition of employment with SOBRSafe;

NOW THEREFORE, in consideration of the foregoing and of the terms, conditions, understandings and agreements set forth below, the sufficiency of which are acknowledged by both SOBRSafe and the Executive, SOBRSafe hereby employs the Executive as its Chief Financial Officer and Executive Vice President of Business Operations and Marketing, and the Executive hereby agrees to render professional services to SOBRSafe, the Parties agree as follows:

TERMS AND CONDITIONS

1. Term. The Executive’s employment under this Agreement shall be effective as of March 1, 2025 (the “Effective Date”) and shall extend from the Effective Date through the one-year anniversary, or February 28, 2026 (the “Initial Term”), subject to Termination provisions set forth in Section 6 below. Following the Initial Term, this Agreement will renew and be extended for additional terms of one year each (“Renewal Terms”), unless one Party gives written notice to the other Party of his or its intention not to begin a Renewal Term with thirty (30) days advance notice. Any or all Renewal Terms will be subject to the terms, conditions and understandings of this Agreement unless the Parties agree in writing to different or additional terms before the commencement of a Renewal Term. If this Agreement terminates for any reason, then Sections 6 through 22 will survive the termination of this Agreement. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

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2. Position and Duties.

2.1

Position. During the Employment Term, the Executive shall serve as the Chief Financial Officer and Executive Vice President of Business Operations and Marketing (collectively, the “CFO”) of the Company reporting directly to the Chief Executive Officer (“CEO”), and when appropriate and in connection with financial reporting and disclosure, to the Audit Committee and respective Chairperson. In such position, the Executive shall have such duties, authority, and responsibilities as shall be determine from time to time by the CEO, which duties, authority, and responsibilities are consistent with the Executive’s position.

2.2

Duties. During the Employment Term, the Executive shall devote substantially all of the Executive’s business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the CEO and the Board. The Executive will perform the duties and responsibilities commensurate with his role, and at the direction of the CEO, which shall include, but shall not be limited to:

(a)	In conjunction with the CEO, and being one of two named Officers of the Company, responsible for the vision and strategic planning of the Company;
(b)

Functional and operational responsibility for general accounting, budgeting and financial management, public company financial reporting and disclosure, treasury and cash flow management, capital structure, corporate governance, human resources, legal, intellectual property (including patents and trademarks), and risk management and corporate risk insurance;

(c)	Operational oversight of investor relations, corporate communications, marketing, revenue modeling and product pricing;
(d)

Functional and operational responsibility of general technology operations and research and development, including product engineering, manufacturing, procurement, and distribution; and software engineering, production and administration;

(e)

Devote his full business time, attention, and best efforts to the performance of the CFO duties under this Agreement in a manner that will faithfully and diligently further the business and interests of the Company;

(f)	Be subject to all Company policies and procedures applicable to other employees of the Company unless specifically stated otherwise in this Agreement.

3. Location. The principal place of the Executive’s employment shall be in the Greater Denver, Colorado metropolitan area with current offices located at 6400 Fiddlers Green Parkway, Suite 1400, Greenwood Village, Colorado 80111. The Executive may be required to travel on Company business and work remotely during the Employment Term.

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4. Compensation and Benefits. For services rendered by the Executive under this Agreement, the Company shall provide the Executive with the following compensation and benefits:

4.1

Base Salary. The Company shall pay the Executive an annual base salary of $255,000.00 dollars (the “Base Salary”) for the first calendar year of the Term, payable in periodic installments according to the Company’s standard payroll practices and applicable wage payment laws, but no less frequently than monthly, and subject to such payroll deductions and withholdings as are required by law or authorized by the Executive. Given the timing for the completion of this Agreement, the effectiveness of the Base Salary shall be retroactively applied to January 1, 2025 and payable in arrears to the Executive upon the next scheduled payroll date subsequent to the signing of this Agreement. The Company will review the Executive’s Base Salary no less than annually and may increase the Base Salary based upon the Executive’s and Company’s performance. For each subsequent calendar year of the Term and for each Renewal Term thereafter, the Executive shall receive salary adjustments, as recommended by the CEO and the Compensation Committee, and approved by the Board. Any such adjustment shall be effective as of January 1st of each successive year of the Term or Renewal Term, payable according to the Company’s standard payroll practices and applicable wage payment laws, but no less frequently than monthly, and subject to such payroll deductions and withholdings as are required by law or authorized by the Executive.

4.2

Annual Bonus Plan. The Executive is also entitled to participate in the Company’s Annual Bonus Plan and any and all other incentive payments available to executives at the Company. The amount of the Annual Bonus Plan shall be competitive with industry standards as recommended by the CEO and the Compensation Committee, and approved by the Board, but in no event less than 25% of Executive’s Base Salary for the calendar year in which the Annual Bonus Plan is made, subject to the target goals and criteria set by the CEO and approved by the Board. Such Annual Bonus Plan, as recommended by the CEO and the Compensation Committee, and approved by the Board, may provide for a bonus of more than 25%, in the event certain expanded goals and criteria are satisfied or recognized exemplary performance. Annual Bonus Plan payments shall be in addition to, and not part of, the Base Salary referenced in Section 4.1. The amount of the Annual Bonus Plan payments, if any, shall be determined by the end of the first quarter of the year following the end of the calendar year to which they relate, and shall be paid in full prior to the end of the succeeding quarter. If this Agreement terminates for any reason at any time before the date on which the Annual Bonus Plan payment is made, the Executive will be eligible to receive the Annual Bonus Plan payment pursuant to Section 6 below.

4.3

Equity. The Company has established the 2019 Equity Incentive Plan (the “Employee Stock Plan”), to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, and to promote the success of the Company’s business. The Executive shall be eligible to participate and may be provided with regular equity grants commensurate with his role and as awarded by the Board of Directors subject to the recommendation and discretion of the CEO and the Compensation Committee. The Executive’s equity grants shall at all times be subject to applicable securities laws and the terms of the Employee Stock Plan, or any successor plan thereto.

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4.4

Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, including health, dental, vision, life and disability insurance policies, as in effect from time to time (collectively, “Employee Benefit Plans”) to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.5

Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company and governing benefit plan requirements (including plan eligibility provisions), and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company. The Company will also reimburse the Executive for dues and fees payable to professional organizations which expand the brand, visibility and intelligence of the Company, continuing professional education and annual licensing fees to maintain a certification as a Certified Public Accountant.

4.6

Vacation; Paid Time Off. During the Employment Term, the Executive shall be entitled to the number of paid time off (“PTO”) hours as in effect from time to time under the Company’s Managed Flex Time Off program in accordance with the Company’s Employees Handbook.

4.7

Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties in accordance with the Company’s expense reimbursement policies and procedures.

4.8

Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

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5. Change of Control Option Vesting. In the event of a Change of Control of the Company as that phrase is defined in the next sentence, all equity grants shall vest and be exercisable in accordance with their terms and conditions. As used in this Agreement, the phrase “Change of Control” shall be deemed to mean any of the following occurring after the Effective Date: (i) the Company consolidates with, amalgamates or merges with or into, another business entity or any business entity consolidates with, or amalgamates or merges with or into the Company; (ii) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Company’s assets (determined, if applicable, on a consolidated basis) to any individual, firm, entity or group other than pursuant to a transaction in which individuals that beneficially owned directly or indirectly, voting shares representing a majority of the total voting power of the Company; (iii) the adoption of a plan the consummation of which would result in the liquidation or dissolution of the Company; and (iv) the acquisition, directly or indirectly, by any individual, firm, entity or group of beneficial ownership of more than 50% of the aggregate voting power of the Company’s voting securities.

5.1

Benefits Other than Retirement Plan. Except as otherwise specifically provided elsewhere in this Agreement, the Executive shall be entitled to benefits, including, without limitation, insurance coverage, sick leave, vacation, and holidays in accordance with the Company’s benefit plans and policies in effect for salaried employees as such plans and policies may be amended from time to time. Notwithstanding anything in this Subparagraph to the contrary, the Executive’s PTO time shall be paid out upon resignation or termination for any reason under Section 6 as follows: payment of all accrued but unused PTO but unused sick time.

5.2	Retirement Plan. The Executive shall be entitled to participate in the policies and offerings of a Company’s standard retirement plan upon inception, in accordance with the terms of such plan.

5.3

Expenses and Travel. The Company shall reimburse the Executive for expenses necessary for the discharge of his duties pursuant to the then-current policy issued concerning expenses. Any travel expense incurred by the Executive as a part of the performance of his duties under this Agreement shall be subject to the then-current policy for approving business expenses, or any subsequent policy issued concerning travel. Subject to the then-current policy for approving business expenses, and any subsequent policy issued concerning travel, the Board will reimburse reasonable requests for which the Executive has provided adequate documentation.

5.4

Conflicts. To the extent that there is any conflict or inconsistency between the terms of this Agreement and any Company policy or procedure (except as identified in the following sentence of this Subparagraph), the terms of this Agreement shall control. To the extent there is any conflict or inconsistency between the terms of this Agreement and any Company insurance coverage or retirement plan, the terms of such coverage or plan shall control.

5.5

Withholding. All forms of compensation paid to the Executive as an employee of the Company, with the exception of expense reimbursements, shall be less all applicable withholdings and subject to all applicable state and federal laws.

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6. Termination. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least thirty (30) days advance written notice of any termination of the Executive’s employment. Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 6 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

6.1

Termination Upon Expiration of the Agreement. The Executive’s employment shall terminate immediately upon the expiration of the last active Term or Renewal Term as applicable pursuant to Section 1, or pursuant to a modified written agreement signed by both the Company and the Executive. Upon the termination of the Executive’s employment under this Subparagraph, the Executive agrees that they shall be entitled only to the following payments; accrued but unused vacation and accrued but unused sick time as set forth in Section 4.6; earned but unpaid Base Salary, if any; if any; vested but unexercised Equity, if any; awarded but unpaid Annual Bonus Plan payment, if any; approved expense reimbursements, if any; and any other payments or amounts as may be required by applicable federal or state employment laws.

6.2

Termination for Cause. The CEO or Board may, at any time during the Term or any Renewal Terms, terminate the Executive’s employment and this Agreement for Cause upon written notice, provided such notice is provided thirty (30) days prior to any such termination and the Executive is given an opportunity to cure within thirty (30) days after receiving written notice of the asserted “Cause”, provided that no opportunity to cure shall be required for under items (e) through (h) under this Section. In the event the Executive cures, the Company shall have no right to terminate the Executive’s employment for Cause. If the Executive cannot cure the event, the Executive’s employment shall terminate upon delivery of the written notice. For the purposes of this Agreement, “Cause” shall be defined as the following:

)	any material breach by the Executive of this Agreement or any other agreement between the Executive and the Company;
)	any material failure by the Executive to comply with the Company’s written policies or rules as they may be in effect from time to time;
)	any material neglect or persistent unsatisfactory performance of the Executive’s duties, as determined by the CEO and agreed upon by the Board;
)	the Executive’s repeated failure to follow reasonable and lawful instructions from the CEO or Board;
)

the Executive’s conviction of, or plea of guilty or nolo contendere to any crime that results in a felony or state law equivalent that results in material harm to the business or reputation of the Company;

)	the Executive’s commission of or participation in an act of fraud, dishonesty, illegal conduct, misconduct, or embezzlement, in each case, against or injurious to the Company; or
)	any act of moral turpitude or misconduct that brings the Company negative publicity or into public disgrace, embarrassment, or disrepute, as determined by the CEO and agreed upon by the Board;
)	the Executive’s breach of fiduciary duty owed to the Company.

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Whether Cause exists to justify the termination of the Executive’s employment shall be determined by CEO and agreed upon by the Board. Upon termination of the Executive’s employment for Cause, the Executive agrees that he shall be entitled only to the following payments: accrued but unused vacation and accrued but unused sick time as set forth in Section 4.6; earned but unpaid Base Salary, if any; amounts owed by the Company to the Executive prior to or pursuant to this Agreement; an amount equal to premium payments for COBRA coverage for a period of six (6) months following termination of the Executive’s employment for Cause; approved expense reimbursements, if any; and any other payments or amounts as may be required by applicable federal or state employment laws.

6.3

Termination without Cause. The CEO or Board may terminate the Executive’s employment and this Agreement without Cause upon providing thirty (30) days written notice to the Executive. Upon termination of the Executive’s employment without Cause, Executive shall receive accrued but unused vacation and accrued but unused sick time as set forth in Section 4.6; earned but unpaid Base Salary, if any; vested but unexercised Equity, if any; awarded but unpaid Annual Bonus Plan payment, if any; as well as the acceleration of any unvested Equity which shall automatically vest immediately upon Executive’s termination of employment; approved expense reimbursements, if any; an amount equal to premium payments for COBRA coverage for a period of six (6) months following termination of the Executive’s employment, and all other payments or amounts as may be required by applicable federal or state employment laws, as well as a severance payment equivalent to one (1) year of the Executive’s then Base Salary (inclusive of all incremental increases as outlined in Section 4 above), subject to withholdings as required by law; provided, however, that payment of severance under this Section 6.3 shall only be made if the Executive executes, and does not thereafter revoke, a release of claims against the Company and any and all affiliates, employees, and officers of the Company, in the form found in Exhibit A to this Agreement, which is incorporated by reference. Payment of severance pay pursuant to this Section 6.3 is intended to be exempt from Section 409A of the Internal Revenue Code by reason of the exemptions for separation pay arrangements found in Treasury Regulation Section 1.409A-1(b)(9) and/or for “short-term deferrals” found in Treasury Regulation Section 1.409A-1(b)(4) (or both) and the terms of this Agreement shall be applied and interpreted to the extent possible in a manner that is consistent with the requirements of the aforementioned regulatory exemptions. Consistent with this intent, payment of severance under this Section XX shall be made as soon as practicable following the date as of which the Release is executed and becomes irrevocable (which shall, in all events, be no later than thirty (30) days following the Executive’s separation from service with the Company).

6.4	Termination upon Death or Disability.

6.4.1	Death. The Executive’s employment shall automatically terminate in the event of the Executive’s death.

6.4.2

Disability. The CEO or Board may terminate this Agreement and Executive’s employment upon Executive’s disability. For the purposes of this Agreement, “Disability” is defined as illness, accident, or other disability (mental or physical) resulting in incapacity, such that the Executive is unable to perform the duties of the Position described in Section 2.2 above, with or without accommodation, for one-hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days becomes qualified for Long Term Disability Benefits. Whereupon the determination that the Executive has a Disability, the CEO or Board shall place the Executive on paid administrative leave, at a rate of half his Base Salary (inclusive of all incremental increases as outlined in Section 4.1 above, for a period of one hundred and twenty (120) days, after which Executive’s employment shall terminate. In the event the Executive’s employment with the Company be terminated due to ongoing Disability and unable to perform the duties of the Position, the Company will provide written notice of its intention to terminate effective on the fourteenth (14) calendar day after delivery of such notice to the Executive, provided that, within the fourteen (14) calendar days after such delivery, the Executive shall not have returned to full time performance of the Position’s Duties. The Executive may provide notice to the Company of the Executive’s resignation due to Disability at any time.

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Upon termination of the Executive’s employment as a result of the Executive’s Disability or death, the Executive agrees that he shall be entitled only to accrued but unused vacation and accrued but unused sick time as set forth in Section 4.6; earned but unpaid Base Salary, if any; vested but unexercised Equity, if any; and any further payments or amounts as may be required by applicable federal or state employment laws.

Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

6.5

Termination upon Resignation. The Executive may voluntarily retire or resign his employment under this Agreement and terminate this Agreement upon providing the CEO and the Board with thirty (30) days written notice of such resignation. Upon receiving such notice, the CEO with approval by the Board may, in its sole discretion, (1) place the Executive on paid administrative leave for the thirty (30) day period; or (2) require that the Executive continue to perform his duties consistent with Section 2.2 above until the expiration of the thirty (30) day period. Regardless of which option the CEO and Board elects, the Executive agrees that, upon termination of employment, he shall be entitled only to accrued PTO but unused vacation and accrued unused sick time as set forth in Section 4.6; earned but unpaid Base Salary, if any; vested but unexercised Equity, if any; awarded but unpaid Annual Bonus Plan payment, if any; approved expense reimbursements, if any; and any further payments or amounts as may be required by applicable federal or state employment laws.

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6.6

Termination Upon Resignation for Good Reason. Executive may, at any time during the Term or any Renewal Terms, voluntarily resign his employment under this Agreement for Good Reason upon providing thirty (30) days written notice to the Company. For the purposes of this Agreement, “Good Reason” shall be defined as the following:

)	a material diminution of the Executive’s Base Salary.
)	a material, adverse change in the Executive’s title;
)	a material change in the Executive’s authority in which to carry out assigned duties or responsibilities;
)

an assignment to the Executive of duties or responsibilities materially inconsistent with or in materially breach of Section 1 for a period of more than thirty (30) days when the Company fails to modify the job duties or responsibilities within thirty (30) days after being notified in writing by the Executive of Executive’s intent to invoke this Section 6;

)

a material breach of any material terms, conditions and understandings of this Agreement by the Company, or material provision of any other agreement between the Executive and the Company, which breach has not been cured by the Company within thirty (30) days after written notice to the Company from the Executive;

)

a request by the Company or any member of the Board to perform duties or services materially inconsistent with the Executive’s job title or other material diminution of the Executive’s job duties, responsibilities, or benefits of employment, provided that the Executive is meeting or exceeding the performance objectives set forth;

)

a request by the Company or any member of the Board to perform duties or services that Executive reasonably believes, with the written opinion of counsel, violates any provision of the law or could violate any provision of the law; or;

)

a change of more than fifty (50) miles in the geographic location at which Executive provides services to the Company, so long as Executive provides at least thirty (30) days’ notice to the Company following the initial occurrence of any such event and the Company fails to cure such event within thirty (30) days thereafter, and provided further that the Executive did not approve directly or indirectly of such relocation;

)	a refusal by a successor to the Company to be bound by this Agreement or to accept the assignment of this Agreement following a Change in Control as defined.

Upon resignation of the Executive’s employment for Good Reason, the Executive shall receive accrued but unused PTO and accrued but unused sick time as set forth in Section 4.6; earned but unpaid Base Salary, if any; vested but unexercised Equity grants, if any; awarded but unpaid Annual Bonus Plan payment, if any; as well as the acceleration of any unvested Equity which shall automatically vest immediately upon the Executive’s termination of employment; approved expense reimbursements, if any; and all other payments or amounts as may be required by applicable federal or state employment laws, as well as a severance payment equivalent to one (1) year of his Base Salary (inclusive of all incremental increases as outlined in Section 4.1 above), subject to withholdings as required by law; provided, however, that payment of severance under this Section 6 shall only be made if the Executive executes, and does not thereafter revoke, a release of claims against the Company and any and all affiliates, employees, and officers of the Company, in the form found in Exhibit A to this Agreement, which is incorporated by reference.  Payment of severance pay pursuant to this Section 6.6 is intended to be exempt from Section 409A of the Internal Revenue Code by reason of the exemptions for separation pay arrangements found in Treasury Regulation Section 1.409A-1(b)(9) and/or for “short-term deferrals” found in Treasury Regulation Section 1.409A-1(b)(4) (or both) and the terms of this Agreement shall be applied and interpreted to the extent possible in a manner that is consistent with the requirements of the aforementioned regulatory exemptions.  Consistent with this intent, payment of severance under this Section 6 shall be made as soon as practicable following the date as of which the Release is executed and becomes irrevocable (which shall, in all events, be no later than sixty (60) days following the Executive’s separation from service with the Company Conflicting Engagement.  During the Executive’s employment, the Executive will not engage in any other employment or activity relating to the business in which the Company is now or may hereafter become gainfully engaged, whether as a consultant, employee, advisor, contractor, or any other capacity, or which would otherwise conflict with the Executive’s obligations to the Company, without the prior written consent of the Company.

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7. Cooperation. The Parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the CEO as approved by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall provide reasonable advance notice to the Executive and shall make reasonable efforts to minimize disruption of the Executive’s other activities including future employment. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary on the Termination Date or base salary of their current employer at the time cooperation is requested, whichever is greater.

8. Non-Competition. The Executive acknowledges that in performing the Executive’s responsibilities for the Company, the Executive has been, or will be, given access to, the Company’s confidential information and/or trade secrets. The Executive further acknowledges and agrees that the restrictive covenants set forth below are necessary to protect the Company’s confidential information and/or trade secrets, or other protectable interests the Company may have. In order to protect the Company’s confidential information and/or trade secrets, and other protectable interests they may have, the Executive agrees that during the period of the Executive’s employment and for one (1) year from the termination date of such employment (the “Restricted Period”), thereafter, Executive will not, directly or indirectly, engage in any of the activities described in paragraphs 6(a), (b), and (c) below:

a)	Solicit any customer or prospective customer of the Company for the purpose of providing any product or any expected product, or in competition with the Company;
b)

Engage in any activity for the Executive’s own benefit, or for the benefit of any other person or organization, which involves the development or sale of any product or service that is competitive with the business of the Company that is a Competitor (defined in subsection (c) below) of the Company;

c)

Perform any job function, on behalf of any Competitor of the Company, which is similar to any of the material job functions the Executive performed during the last year of the Executive’s employment. This prohibition includes performing any such job function as an employee, independent contractor, or any form of agent. “Competitor” means any business which competes with the Company in the business of alcohol detection;

d)	Directly or indirectly owning more than a 5% ownership interest in any Competitor;
e)

These provisions will apply regardless of the reasons for the Executive’s termination of employment, and will apply even if the Executive is not entitled to salary continuation or severance when Executive’s employment ends.

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9. Non-Solicitation of Employees. The Executive agrees that during the period of employment with the Company and during the Restricted Period, the Executive will not, directly or indirectly, solicit, or induce to leave the employ of the Company, anyone who at that time is employed by the Company.

10. Non-Disparagement. The Executive, CEO and the Board each shall refrain from publishing any oral or written statements about the other, or any of such individuals’ or entities’ officers, employees, shareholders, agents or representatives, that are disparaging, slanderous, libelous, or defamatory, or that constitute a misappropriation of the name or likeness of the Executive or the Company, except as may be required in connection with the compliance with any law. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded under this provision are in addition to any and all rights and remedies otherwise afforded by law.

11. Confidential Information. The Executive understands and acknowledges that during the Employment Term, the Executive will have access to and learn about Confidential Information, as defined below.

11.1

Confidential Information: For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: Company’s financial statements, trade secrets, client lists, pending products, regulatory status, devices, performance metrics, uniquely compiled databases, vendor information, in process patents and other intellectual property, distributor lists and agreements, purchaser lists and agreements. The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

11.2

The Executive understands and agrees that Confidential Information includes information developed by the Executive in the course of employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.

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11.3

Company Creation and Use of Confidential Information: The Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of alcohol and substance monitoring the Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

11.4

Disclosure and Use Restrictions. The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the CEO or Board acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of the Executive’s authorized employment duties to the Company (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent).

11.5

Permitted disclosures. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Executive shall promptly provide written notice of any such order to the CEO and Board.

12. Restrictive Covenants.

12.1

Acknowledgement. The Executive understands that the nature of the Executive’s position gives the Executive access to and knowledge of Confidential Information and places the Executive in a position of trust and confidence with the Company.

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13. Defend Trade Secrets Act Notification. Nothing in this Agreement prohibits the Executive from reporting an event that the Executive reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency, or from cooperating in an investigation conducted by such a government agency. This may include disclosure of trade secrets within the limitations permitted by the Defend Trade Secrets Act of 2016 (“DTSA”). The Executive is notified that under the DTSA, no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act of 1996, as amended) that is: (A) made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. The Executive is also notified that an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret except as permitted by court order.

14. Remedies. In the event of a breach or threatened breach by the Executive of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

15. Arbitration. In the event any dispute, controversy, or claim arising out of or related to this Agreement or any breach of this Agreement, whether the dispute or claim arises in contract, tort or statute, cannot be resolved, the Parties agree to submit such dispute(s) or claim(s) to binding arbitration which shall be conducted in Denver, Colorado, in accordance with the Employment Arbitration Rules of the American Arbitration Association then in effect. Each Party hereby submits to personal jurisdiction in Denver, Colorado, for the purpose of such arbitration proceeding. The Company shall pay the American Arbitration Association’s administrative fees, arbitrator’s fees, and any other administrative or scheduling costs charged by the American Arbitration Association or the arbitrator, but each Party shall be responsible for such Party’s own attorneys’ fees and costs. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The results of the arbitration proceeding shall be final and binding, and maintained in confidence by the Parties.

19. Indemnification. The Company shall defend, indemnify, and hold the Executive harmless against all liability or loss arising out of the Executive’s employment or affiliation with the Company (whether as an officer, director, agent and any other capacity, including if the Executive is or was serving at the request of the Company as an employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, as well as service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as an employee or agent or in any other capacity while serving as an employee or agent). Such indemnification obligation of the Company includes without limitation if the Executive is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (herein a “proceeding”). The Company shall pay all attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement incurred or suffered by the Executive. Such indemnification shall continue as to the Executive after he has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Executive’s heirs, executors, and administrators for the applicable statute of limitations; provided, however, that the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by the Executive. The right to indemnification conferred in this paragraph shall be a contract right and shall include the right to be, promptly upon request, paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition. The right to indemnification further includes any indemnification rights to which Executive may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify me or hold the Executive harmless. Notwithstanding any provision of this Agreement to the contrary, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee on account of Indemnitee’s conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct;

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20. Choice of Law. The Agreement has been made in and shall be governed by the laws of the State of Colorado, without regard to conflict-of-laws principles.

21. Survival, Necessity, and Reasonableness. The Parties agree that Section 8, 9 and 10 shall survive the termination of this Agreement, that the restrictions set forth in Section 8 and 9 are necessary to prevent the use and disclosure of the Company’s confidential information and to otherwise protect the legitimate business interests of the Company. The Executive further agrees and acknowledges that the provisions of this Agreement are reasonable.

22. Notices. Any notices required or permitted to be given under this Agreement, shall be sufficient if in writing and personally delivered or sent by certified mail, return receipt requested, to the Executive at his residence address on file with the Company, or, to the Company at its principal office, addressed to the CEO and Lead Independent Board Director, together with a copy to each member of the Board, or electronic transmission to an agreed upon email addresses.

23. Waiver. The waiver by either Party of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach by the other Party. The breach by either Party of any of the terms, conditions, or agreements hereunder shall not constitute grounds for violation or breach of any other term, agreement, or condition of this Agreement. No waiver of any provision of this Agreement shall be valid until it is in writing and signed by the person or party against whom it is charged.

24. Entire Agreement and Amendments. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Agreement may only be amended, modified, or extended by written agreement duly executed by the Parties. The Parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

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25. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and by the CEO of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

26. Assignment. Neither Party may assign any rights or delegate any obligations hereunder without the prior written consent of the other Party.

27. Interpretation. This Agreement was negotiated and drafted at arms-length between the Parties, and, therefore, shall not be construed in favor of or against any Party. The headings contained in this Agreement are for convenience of reference only and are not intended to limit the scope or affect the interpretation of any provision of this Agreement.

28. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

29. Successors and Assigns. This Employment Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.

30. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

31. Acknowledgement of Full Understanding. The Executive acknowledges and agrees that executive has fully read, understands and voluntarily enters into this Agreement. The Executive acknowledges and agrees that the Executive has had an opportunity to ask questions and consult with an attorney of Executive’s choice before signing this Agreement.

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IN WITNESS WHEREOF, the Parties have signed the Executive Employment Agreement effective the day and year first above written.

SOBR SAFE, INC.

By:
Name:	David Gandini
Title:	Chief Executive Officer

EXECUTIVE

By:
Name:	Christopher Whitaker

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EXHIBIT A

NOTICE: YOU MAY CONSIDER THIS GENERAL RELEASE AND WAIVER FOR UP TO TWENTY-ONE (21) DAYS. YOU MAY NOT SIGN IT UNTIL ON OR AFTER YOUR LAST DAY OF WORK. IF YOU DECIDE TO SIGN IT, YOU MAY REVOKE THE GENERAL RELEASE AND WAIVER WITHIN SEVEN (7) DAYS AFTER SIGNING. ANY REVOCATION WITHIN THIS PERIOD MUST BE IMMEDIATELY SUBMITTED IN WRITING TO SOBRSAFE’S CHAIRMAN OF THE BOARD OF DIRECTORS. YOU MAY WISH TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.

GENERAL RELEASE AND WAIVER

In consideration for the benefits that I will receive under the attached Executive Employment Agreement, I, and any person acting by, through, or under me, hereby release SOBRSafe Inc., its current and former agents, subsidiaries, affiliates, employees, officers, successors, and assigns (“SOBRSafe”) from any and all claims arising out of my employment or the termination thereof. This General Release and Waiver is to be broadly construed to encompass all claims of any kind or character whatsoever, whether known or unknown, based upon any matter occurring prior to my execution of this General Release and Waiver and including, but without limiting the generality of the foregoing, any and all claims under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, § 1981a, § 1983, § 1985, or § 1988; the Age Discrimination in Employment Act, as amended; the Americans with Disabilities Act of 1990, as amended; the Rehabilitation Act of 1973, as amended; the Fair Labor Standards Act of 1938, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Family Medical Leave Act of 1993, as amended; the Sarbanes-Oxley Act, as amended; the Genetic Information Nondiscrimination Act of 2008; the Worker Adjustment and Retraining Notification Act; the Occupational Safety and Health Act, as amended; the National Labor Relations Act, as amended; the Labor Management Relations Act, as amended; the Fair Credit Reporting Act, as amended; the Consolidated Omnibus Budget Reconciliation Act, as amended; the Colorado Anti-Discrimination Act, as amended; the Public Health Emergency Whistleblower Law; and any other federal, state or local constitution, statute, regulation, or ordinance, and any and all common law claims including, but not limited to, claims for wrongful or retaliatory discharge, intentional infliction of emotional distress, negligence, defamation, invasion of privacy, and breach of contract. This General Release and Waiver does not apply to (1) any indemnification rights to which I may be entitled under SOBRSafe’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that SOBRSafe may have to indemnify me or hold me harmless; (2) my rights following the date hereof with respect to any equity interests I hold in SOBRSafe or any of its past or present affiliates; or (3) any claims or rights that may arise after the date that I signed this General Release and Waiver. I understand that SOBRSafe is not admitting to any violation of my rights or any duty or obligation owed to me.

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Excluded from this General Release and Waiver are any claims that cannot be waived by law, including but not limited to (1) the right to file a charge with or participate in, an investigation conducted by certain government agencies, and (2) any rights or claims to benefits accrued under benefit plans maintained by SOBRSafe, including any applicable stock or equity plans. I do, however, waive my right to any monetary recovery should any agency or other third party pursue any claims on my behalf. I represent and warrant that I have not filed any complaint, charge, or lawsuit against SOBRSafe with any governmental agency and/or any court.

I have read this General Release and Waiver and I understand its legal and binding effect. I am acting voluntarily and of my own free will in executing this General Release and Waiver.

I have had the opportunity to seek, and I was advised in writing to seek, legal counsel prior to signing this General Release and Waiver.

I was given at least twenty-one (21) days to consider signing this General Release and Waiver. I understand that if I sign the General Release and Waiver, I can change my mind and revoke it within seven (7) days after signing it, by notifying SOBRSafe’s Chairman of the Board of Directors in writing. I understand that this General Release and Waiver will not be effective until after this seven (7) day revocation period has expired.

Dated:

By:
Name:	(Executive Name)

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